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                                   November 6, 1995


Mr. Lev Leytes
LJL BioSystems, Inc.
404 Tasman Dr.
Sunnyvale, CA  94089


Dear Lev:

    In order to ensure that LJL Biosystems, Inc. (the "Company") will have your continued dedication to the Company in the future and in order to provide you with some financial security in the event your employment with the Company is terminated or materially changed without your consent for any reason other than Cause, the Board of Directors has determined that it is in the interests of both parties to agree to provide you the following benefits.

    In the event your employment with the Company is terminated as a result of Involuntary Termination other than for Cause, you will receive the following severance benefits:

    (1) Salary payments for a period of one year from the date of your termination. The payments will be equal to the average of the prior three years' base salary you received from the Company and will be paid in accordance with the Company's standard payroll practices;

    (2) Continuation of benefits substantially identical to those you were provided immediately prior to your termination at Company expense for a period of one year from the date of your termination;

    (3) Immediate vesting of all Company stock options and restricted stock held on the date of termination; and

    (4) Payment of a bonus in an amount equal to the greater of the actual bonus owing to you for the year of termination under the Company's bonus plan in effect for that year and 100% of the base salary you received from the Company for the 12 calendar months preceding the termination date.

    For purposes of this letter agreement, the following definitions will apply. "Involuntary Termination" means (a) termination of your employment by the Company for any reason other than Cause, and (b) your voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction in job responsibilities inconsistent with your position with the Company and your prior responsibilities, without your express written consent;
(ii) a reduction by the Company in your annual base compensation as in effect immediately prior to such reduction, without your express written consent;
(iii) your refusal to relocate to a facility or location more than 50 miles from the Company's current location; or (iv) any purported termination by the Company which is not effected for Cause, or for which the grounds relied

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upon are not valid.  "Cause" means (i) a material and willful violation of any federal or state law, (ii) fraud, (iii) repeated unexplained or unjustified absence, (iv) willful breach of fiduciary duty under applicable laws or Company policies, or (v) gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries.

    If you voluntarily resign from the Company (other than as an Involuntary Termination as described above) or if the Company terminates your employment for Cause, you will not be entitled to receive any severance benefits. Your salary and benefits will terminate under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

    The benefits provided herein are in lieu of any other severance benefits to which you may be entitled.

    The Company's Board of Directors looks forward to a long, prosperous relationship with you and is pleased to offer you this severance protection. Please indicate your agreement to the terms set forth above by signing below.


                             Sincerely,

                             /s/ George W. Dunbar, Jr.

                             George W. Dunbar, Jr., on behalf of
                             the Board of Directors of LJL BioSystems Inc.

Accepted and Agreed:

/s/ Lev Leytes

-------------------------
Lev Leytes